BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Announcement to the Market

BRF S.A. ("Company") (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to the article 12, of CVM Instruction 358, of January 3, 2002, announces that it has received a notification from BlackRock, Inc., a company with registered headquarters at 55 East 52nd Street, in the City of New York, State of New York, United States of America, whose legal representatives are HSBC Bank Brasil S.A. (CNPJ/MF 01.701.201/0001-89), Citibank DTVM S.A. (CNPJ/MF 33.868.597/0001-40) and JP Morgan S.A. – DTVM (CNPJ/MF 33.851.205/0001-30) (“BlackRock”), informing about the reduction of its shareholding in the Company. On May 31, 2017, its participation reached, in the agrregate, 30,643,993 common shares and 6,912,165 American Depositary Receipts representing common shares, which approximately represents 4.62% of the totality of common shares issued by the Company. In addition, BlackRock holds 13,500 derivatives referenced in common shares with financial settlement, representing approximately 0.002% of the totality of common shares issued by the Company.

Blackrock also stated that (i) the above mentioned shareholding is strictly for investment purposes and BlackRock does not aim a modification on the share control or on the administrative structure of the Company; and (ii) it has not executed any agreements regarding vote rights or the purchase and sale of securities issued by the Company.

The Company enhances that it does not have a defined shareholding control, being its shares dispersed in the market.

The original of the notification is filed at the Company’s headquarters and a copy of its content follows attached.

São Paulo, June 2nd, 2017.

Pedro de Andrade Faria

Global Chief Executive, Financial and Investor Relations Officer

Appendix I – Notification

BRF S.A.

Rua Hungria, 1.400, 5th floor

Zip Code: 01455-000

São Paulo SP, Brazil

Attention: Mr. Pedro de Andrade Faria

Investor Relations Director

Tel: 55 (11) 2322-5717

E-mail:acoesRI@brf-br.com

                                                                  June 1, 2017

BRF S.A. - Announcement of Sale of Relevant Equity Stake

Dear Sirs,

1. BlackRock, Inc. (“BlackRock”) hereby announces, in the name of some of its clients, in its role as an investment manager, that it has sold common shares issued by BRF S.A. (“Company”) of which, on May 31, 2017, its stakes amounted to, in an aggregated form, 30,643,993 common shares and 6,912,165 American Depositary Receipts (“ADRs”), representing common shares, amounting 37,556,158 common shares, representing approximately 4.62% of all common shares issued by the Company, and 13,500 derivative financial instruments with an underlying base on common shares with financial liquidation representing approximately 0.002% of the total of common shares issued by the company.

2.  To meet the requirements of Article 12 of Instruction number 358 of the Brazilian Securities and Exchange Committee (“CVM”), dated January 3, 2002, as amended, BlackRock, through this communication, requests the company´s Investor Relations Director to divulge the following information to the CVM and to the other competent bodies:

(i)           BlackRock Inc. (“BlackRock”) has its registered office at 55 East 52nd Street, New York City, New York State 10022-0002, United States of America.

(ii)          the equity stakes held by BlackRock came to an aggregate amount of 30,643,993 common shares and 6,912,165 ADRs, representative of common shares, amounting 37,556,158 common shares, representing approximately 4.62% of the total common shares issued by the Company, and 13,500 derivative financial instruments linked to underlying common shares with financial liquidation, representing approximately 0.002% of the total common shares issued by the Company, as specified in item 1 above;

(iii)         the objective of the above-mentioned stakes is strictly for investment purposes, and there is no intention of altering the shareholder control or the Company´s management structure; and

(iv)         BlackRock has signed no contracts or agreements that regulate the exercise of the voting right or the purchase and sale of securities issued by the Company.

We remain at your disposal for any explanations or additional comments you may feel necessary in relation to this matter.

Sincerely yours,

BlackRock, Inc.

By proxy Renata Cardoso

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